UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported: November 1, 2016

Commission File Number	Exact name of registrant as specified in its charter, address of principal executive offices and registrant's telephone number	IRS Employer Identification Number
1-8841	NEXTERA ENERGY, INC.	59-2449419
700 Universe Boulevard Juno Beach, Florida 33408 (561) 694-4000

State or other jurisdiction of incorporation or organization:  Florida

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 8 - OTHER EVENTS

Item 8.01  Other Events

On November 4, 2016, the forward counterparties described below (or their affiliates) sold to Goldman, Sachs & Co., Morgan Stanley & Co. LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the underwriters) 12,000,000 shares of NextEra Energy, Inc. (NEE) common stock (the borrowed shares) in connection with the forward sale agreements described below.

In connection with the offering and sale of the borrowed shares, NEE entered into a confirmation of forward sale transaction, dated November 1, 2016 (the forward sale agreements) with each of Goldman, Sachs & Co., Morgan Stanley & Co. LLC and Bank of America, N.A. (the forward counterparties). Under the forward sale agreements, NEE is obligated to deliver to the forward counterparties shares of NEE common stock on the settlement date or dates of each forward sale agreement, unless cash settlement or net share settlement is elected by NEE as described below. The forward sale agreements provide for settlement on a settlement date or dates to be specified at NEE’s direction, which settlement will occur no later than November 1, 2017. NEE generally has the right to elect physical, cash or net share settlement under the forward sale agreements. Although NEE expects to physically settle the forward sale agreements entirely by delivering an aggregate of 12,000,000 shares of its common stock, it may elect cash or net share settlement, in its discretion, for all or a portion of its obligations under one or more of the forward sale agreements. In the event that NEE elects physical settlement of a forward sale agreement, it will deliver shares of its common stock to the applicable forward counterparty in exchange for cash proceeds at the then applicable forward sale price. The forward sale price will initially be $124.00 per share, which is the price per share at which the underwriters purchased the common stock from the forward counterparties. In the event that NEE elects cash or net share settlement, the forward sale price will be compared to an average market price around the settlement date. NEE will pay the differential in cash or net shares equal to the difference if the average market price exceeds the forward sale price. The forward counterparties will pay the differential in cash or net shares equal to the difference if the average market price is less than the forward sale price. The forward sale agreements provide that the initial forward sale price will be subject to adjustment. In certain circumstances, each forward counterparty will have the right to accelerate its forward sale agreement and require NEE to physically settle that forward counterparty's forward sale agreement on a date specified by the forward counterparty.

The description of the forward sale agreements set forth above is qualified in its entirety by reference to the forward sale agreements, copies of which are filed as exhibits 1(a), 1(b) and 1(c) to this Current Report on Form 8-K and incorporated by reference herein.

The underwriters have a 30-day option to purchase up to an additional 1,800,000 shares of NEE's common stock (additional shares) solely in order to cover over-allotments, if any. If and to the extent that option is exercised, NEE, in its discretion, may either issue shares or enter into additional forward sale agreements pursuant to which forward counterparties would borrow shares (additional borrowed shares) which would be sold to cover the over-allotments. The price for any additional shares or for any additional borrowed shares will be $124.00 per share, less an amount per share equal to any dividends or distributions declared by NEE and payable on the borrowed shares but not payable on any additional shares or additional borrowed shares, and the forward sale price on any additional borrowed shares will initially be $124.00 per share. The terms of any additional forward sale agreements will be consistent with the forward sale agreements described above.

In connection with the offering and sale of the borrowed shares, the shares were registered under the Securities Act of 1933 pursuant to Registration Statement Nos. 333-205558, 333-205558-01 and 333-205558-02. This Current Report on Form 8-K is being filed in part to report as exhibits certain documents in connection with the transactions described above.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01  Financial Statements and Exhibits

(d)	Exhibits

The following exhibits are being filed pursuant to Item 8.01 herein.

Exhibit Number	Description
1(a)	Confirmation of Forward Sale Transaction dated November 1, 2016 between NextEra Energy, Inc. and Goldman, Sachs & Co., in its capacity as a forward counterparty
1(b)	Confirmation of Forward Sale Transaction dated November 1, 2016 between NextEra Energy, Inc. and Morgan Stanley & Co. LLC, in its capacity as a forward counterparty
1(c)	Confirmation of Forward Sale Transaction dated November 1, 2016 between NextEra Energy, Inc. and Bank of America, N.A., in its capacity as a forward counterparty
5(a)	Opinion and Consent, dated November 4, 2016, of Squire Patton Boggs (US) LLP, counsel to NextEra Energy, Inc.
5(b)	Opinion and Consent, dated November 4, 2016, of Morgan, Lewis & Bockius LLP, counsel to NextEra Energy, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NEXTERA ENERGY, INC.
(Registrant)

Date: November 4, 2016

TERRELL KIRK CREWS, II
Terrell Kirk Crews, II Vice President, Controller and Chief Accounting Officer

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